Exhibit 4.9

Execution Version

CONTINUATION AGREEMENT regarding SONO MOTORS GMBH

Dentons Europe (Germany) GmbH & Co. KG

Sono Motors GmbH – Continuation Agreement	20 November 2023

CONTINUATION AGREEMENT

regarding

SONO MOTORS GMBH

between

1)

Sono Motors GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) formed and existing under the laws of the Federal Republic of Germany with corporate seat in Munich and business address at Waldmeisterstraße 76, 80935 München, Germany, registered with the commercial register at the local court of Munich under HRB 224131

– “Sono GmbH” –;

and

2)

Sono Group N.V., a stock corporation (naamloze vennootschap) formed and existing under the laws of the Netherlands with corporate seat in Amsterdam, The Netherlands, and business address at Waldmeisterstraße 76, 80935 München, registered with the Dutch commercial register (Kamer van Koophandel) under KVK 80683568

– “Sono NV” –;

– Sono GmbH and Sono NV each a “Party” and, collectively, the “Parties” –.

The Parties hereby agree on the following:

Sono Motors GmbH – Continuation Agreement	20 November 2023

CONTINUATION AGREEMENT

(the “Agreement”)

Preamble

(1)	Sono NV is the U.S.-listed parent company and the sole shareholder of Sono GmbH.

(2)

By resolution of the local court of Munich, insolvency court, dated 1 September 2023 (case number 1513 IN 1350/2023), insolvency proceedings regarding the assets of Sono GmbH were commenced and self-administration (Eigenverwaltung) (Sec. 270 of the German Insolvency Code (Insolvenzordnung – “InsO”)) was granted. Mr. Ivo-Meinert Willrodt, c/o PLUTA Rechtsanwalts GmbH, Barthstraße 16, 80339 München, has been appointed as custodian (Sachwalter) of Sono GmbH (the “GmbH Custodian”).

(3)

By resolution of the local court of Munich, insolvency court, dated 17 May 2023 (case number 1513 IN 1347/23), preliminary insolvency proceedings regarding the assets of Sono NV were commenced and preliminary self-administration (Eigenverwaltung) (Sec. 270b InsO) was granted. Mrs. Marlene Scheinert, c/o PLUTA Rechtsanwalts GmbH, Barthstraße 16, 80339 München, was appointed as preliminary custodian (vorläufige Sachwalterin) of Sono NV (the “NV Custodian”).

(4)

On 17 November 2023, Sono NV and YA II PN, Ltd. (“Yorkville”) have signed an agreement regarding the restructuring of Sono NV (the “Restructuring Agreement”). A copy of the Restructuring Agreement (including Annexes thereto) is attached as Exhibit P.4. Unless otherwise defined herein. Terms defined in the Restructuring Agreement shall have the same meaning in this Agreement.

(5)

The going-concern budget for Sono NV and Sono GmbH – as agreed upon between Yorkville, Sono NV and Sono GmbH – is in excerpts attached as Exhibit P.5 (this budget – as amended from time to time – the “Going-Concern Budget”). Supplemented to the execution of the Restructuring Documents (as defined in the Restructuring Agreement) the Parties have also exchanged the underlying excel spreadsheet (file name: 231115_Financial Model Sono Solar_v01.xlsx) a detailed breakdown of the Going-Concern Budget. The Parties have knowledge of the contents of the Restructuring Documents.

(6)

In connection with its own restructuring, Sono NV is – under certain conditions – interested in contributing to the restructuring of Sono GmbH by (a) entering into a settlement agreement with Sono GmbH on the settlement of all claims under hard letters of comfort issued by Sono NV to Sono GmbH and – with limited exceptions – any other claims of Sono GmbH against Sono NV and vice versa – the overall amount of which is disputed between Sono NV and Sono GmbH –, and (b) by issuing a hard back-to-back letter of comfort to Sono GmbH, so that Sono GmbH has a positive going concern prognosis (positive Fortbestehensprognose) at least until (and including) 1 July 2025.

Sono Motors GmbH – Continuation Agreement	20 November 2023

(7)

On 17 November 2023 2023, Laurin Hahn, Jona Christians (the "Founders") have issued a commitment letter (the “Shareholders Commitment Letter”) which has been agreed to, and acknowledged by, Sono NV and Sono GmbH, pursuant to which Sono NV and Sono GmbH are entitled to request that each of the Founders enters into a share sale and transfer agreement pursuant to which the respective Founder, sells and transfers shares in Sono NV to (i) the new management of Sono NV and (ii) a trustee to be designated by Sono GmbH as a trustee of Sono GmbH’s creditors who shall be entitled to sell such shares for the benefit of Sono GmbH’s creditors (each of this share sale and transfer agreement, a “NV Share Sale and Transfer Agreement” and, collectively, the “NV Share Sale and Transfer Agreements”). A copy of the Shareholders Commitment Letter (including all exhibits thereto) is attached as Exhibit P.7.

(8)	The creditors’ committee of Sono GmbH has consented to Sono GmbH’s entering into this Agreement on 13 November 2023.

§ 1

Contributions by Sono NV to Sono GmbH

(1)

Sono NV and Sono GmbH – with the consent of the NV Custodian and the GmbH Custodian – hereby enter into the agreement to settle the claims of the Parties under the “Hard Comfort Letter (Harte Patronatserklärung)” issued by Sono NV to Sono GmbH on 11 January 2021 and the “Patronatserklärung zugunsten der Sono Motors GmbH” issued by Sono NV to Sono GmbH on 30 March 2022, and – with limited exceptions – any other claims between the Parties, against a payment by Sono NV to Sono GmbH of which the Parties estimate to be approximately EUR 4,000,000.00 (in words: four million Euro) (such payment, the “Settlement Amount”) attached as Exhibit 1.1 (the “Settlement Agreement”). The effectiveness of the Settlement Agreement shall be subject to the satisfaction of the Closing Condition (Section 4 para. (5)).

(2)

Sono NV – with the consent of the NV Custodian – hereby issues a hard back-to-back letter of comfort, attached as Exhibit 1.2 (the “Back-to-Back LoC”), to Sono GmbH so that Sono GmbH – based on the Going-Concern Budget has a positive going-concern prognosis (positive Fortbestehensprognose) and Sono GmbH – with the consent of the GmbH Custodian – hereby accepts the Back-to-Back LoC. The effectiveness of the Back-to-Back LoC shall be subject to the satisfaction of the Closing Condition (Section 4 para. (5)).

(3)

Subject to (i) the satisfaction of the Condition (20-F Filing), (ii) the satisfaction of the Condition (Plan), (iii) the satisfaction of the Condition (6K Filing) and (iv) the rectification of all Sono NV’s mandatory insolvency filing reasons under German law – illiquidity (Sec. 17 InsO) and over-indebtedness (Sec. 19 InsO) – Sono NV hereby undertakes to:

(a)	withdraw its insolvency filing without undue delay; and

(b)

satisfy all of its creditors (including all claims of GmbH under the Settlement Agreement), provided that payments on claims which are not yet due, as indicated in the NV Waterfall, shall be made once the respective claim has become due, and provided further that payments on claims which are disputed shall be made once and to the extent the respective dispute has been resolved; and

Sono Motors GmbH – Continuation Agreement	20 November 2023

(c)	take all further actions, if any, so that all insolvency court measures taken during Sono NV’s preliminary insolvency proceedings are lifted and the preliminary proceedings are terminated.

(4)

Upon Sono GmbH’s request, Sono NV shall provide Sono GmbH with the signed original of a declaration of undertaking (Verpflichtungserklärung gem. § 230 InsO) confirming/repeating its obligations and undertakings towards Sono GmbH.

(5)	Without undue delay after the singing of this Agreement, Sono NV shall set-up the trust structure as provided for under Section 9.6 of the Restructuring Agreement.

§ 2

Insolvency Plan for Sono GmbH

(1)	Sono GmbH intends to restructure itself by submitting an insolvency plan which, inter alia:

(a)

shall envisage (i) a whole satisfaction of all estate creditors (Massegläubiger – Sec. 53 InsO), (ii) a whole or partial satisfaction of all creditors entitled to separate satisfaction (Absonderungsberechtigte – Sec. 49 et seq. InsO), (iii) a whole or partial satisfaction of all insolvency creditors (Insolvenzgläubiger – Sec. 38 InsO), and (iv) – taking into account the contributions pursuant to Section 1 – the termination of the insolvency proceedings pursuant to Sec. 258 InsO;

(b)

shall include a resolution pursuant to which Sono GmbH shall be continued with effect from the date of termination of the insolvency proceedings pursuant to Sec. 225a para. 3 InsO in connection with Sec. 60 para. 1 no. 4 of the German Limited Liability Company Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung – “GmbHG”));

(c)

may (or may not) include a resolution pursuant to which the current managing directors of Sono GmbH are removed and Mr. Jan Schiermeister (and/or any other person as designated in the insolvency plan) is appointed as managing director of Sono GmbH with immediate effect. As managing director of Sono GmbH, Jan Schiermeister (or the other person designated in the insolvency plan) shall be entitled to represent Sono GmbH singly and shall be released from the restrictions on self-dealing under Sec. 181 of the German Civil Code (Bürgerliches Gesetzbuch – “BGB”) (if the removal of the current managing directors and/or the appointment of new managing directors is not included in the plan, Sono NV will take care of such removal/appointment outside of the plan);

(d)	may (or may not) provide for a supervision of the plan (Sec. 260 InsO) by a plan supervisor (Sec. 261 InsO) (the “Plan Supervisor”);

I

may (or may not) include plan conditions (Sec. 249 InsO) (including, but not limited to, the condition that the SEC Form 20-F Filing for the year ending on 31 December 2022 (the “SEC Form 20-F Filing”) and/or that the SEC Form 6K HY 2023 (as defined in the Restructuring Agreement) filing has to be made prior to the confirmation of the plan);

Sono Motors GmbH – Continuation Agreement	20 November 2023

(f)	shall not provide for any change in the shareholdings of Sono GmbH (i.e., no capital measures; no forced transfer of shares).

(2)	Sono GmbH shall be entitled (but not be obligated) to use for the satisfaction pursuant to paragraph (1) (a):

(a)	the “Distributable Assets” which shall comprise:

(i)

all current assets (Umlaufvermögen) pursuant to Sec. 266 para. 2 lit. B Ii. through Iv. of the German Commercial Code (Handelsgesetzbuch – “HGB”)) of Sono GmbH relating to the period until 1 December 2023 and/or the proceeds generated therefrom, including (but not limited to):

–	accounts receivables within the meaning of Sec. 266 para. 2 lit. B. no. II.1 HGB (except for revenues taken into account in the Going-Concern Budget for the period commencing on 1 December 2023);
–	prepayments made (geleistete Anzahlungen);
–	credit balances (Guthaben) with paypal, relating to credit cards, and/or with Adyen;
–	funds on bank accounts;
–	funds deposited on escrow (Treuhandguthaben), including on escrow accounts held by the Custodian ;
–	tax refund claims (Steuererstattungsansprüche);

and

(ii)	all claims relating to insolvency avoidance actions (Sec. 129 et seq. InsO) and/or the proceeds generated therefrom; and

(iii)	all liability claims pursuant to Sec. 15b InsO) and/or the proceeds generated therefrom; and

(iv)	the SION Assets (Section 3 para. (2)(e)) and/or any proceeds generated by a sale of SION Assets; and

(v)

all other assets pursuant to Sec. 266 para. 2 HGB as conclusively listed in Exhibit 2.2(a), in each case irrespective of whether such Distributable Assets can be liquidated or collected in the insolvency proceedings or afterwards (e.g., by a trustee); and

(b)	the Interim Period Reimbursement as defined in Section 2.4 para. (b) of the Back-to-Back LoC; and

(c)	the Settlement Amount (Section 1 para. (1)); and

(d)	the shares in Sono NV acquired by the trustee of Sono GmbH’s creditors under any NV Share Sale and Transfer Agreement (Preamble (7)) and/or the proceeds generated by a sale of such shares in Sono NV.

Sono Motors GmbH – Continuation Agreement	20 November 2023

(3)

Sono GmbH shall not be entitled to use for the satisfaction pursuant to paragraph (1) (a) the “Excluded Assets” which shall comprise all assets required for operating Sono GmbH’s business of solar integration in vehicles (the “Integration Business”), namely:

(a)	(i)	all current assets (Umlaufvermögen) pursuant to Sec. 266 para. 2 lit. B HGB of Sono GmbH – other than those pursuant to Section 2 para. (2) – and/or the proceeds generated therefrom; and

(ii)

Sono GmbH’s intangible assets (immaterielle Vermögensgegenstände) pursuant to Sec. 266 para. 2 lit. A. I. HGB (other than any SION Assets listed on Exhibit 3.2(e)-1 and subject to Sono GmbH’s right to grant licenses pursuant to Section 3 para. (2)(e)); and

(iii)	Sono GmbH’s tangible assets (Sachanlagen) pursuant to Sec. 266 para. 2 lit. A. II. HGB (other than any assets listed on Exhibit 2.2(a) and/or any SION Assets listed on Exhibit 3.2(e)-1; and

(iv)	Sono GmbH’s stock (Vorräte) pursuant to Sec. 266 para. 2 lit. B. I. existing on the Closing Date (Section 7 para. (1));

the intangible assets pursuant to (ii) and the tangible assets pursuant to (iii) above are listed in Exhibit 2.3(a);

and

(b)	except for the Interim Period Reimbursement as defined in Section 2.4 para. (b) of the Back-to-Back LoC, the funds provided to Sono GmbH by Sono NV under the Back-to-Back LoC (Section 1 para. (2)).

(4)

Any insolvency plan for Sono GmbH satisfying the requirements pursuant to paragraph (1) (a) through (f) shall be referred to as a “Qualifying Insolvency Plan”. For the avoidance of doubt, and unless otherwise provided for in Section 3, Sono GmbH shall not be obligated to submit a Qualifying Insolvency Plan.

(5)

If Exhibit 2.2(a), Exhibit 2.3(a), and/or Exhibit 3.2(e)-1 should be incorrect and/or incomplete, the Parties shall determine in good faith if and, if so, to what extent, Exhibit 2.2(a), Exhibit 2.3(a) and/or, as the case may be, Exhibit 3.2(e)-1 shall be corrected and/or amended.

§ 3

Insolvency Proceedings of GmbH

(1)

Unless otherwise required by mandatory statutory law or provided for in paragraph (2), Sono GmbH, the GmbH Custodian and any future custodian / insolvency administrator of Sono GmbH shall be free to conduct the insolvency proceedings regarding the assets of Sono GmbH in their sole discretion.

Sono Motors GmbH – Continuation Agreement	20 November 2023

(2)	Until this Agreement has been terminated pursuant to Section 5 and/or applicable statutory law, Sono GmbH shall use reasonable efforts:

(a)	to continue its business operations to maintain or regain a going-concern status as soon as reasonably practicable; and

(b)	not to sell, transfer, or otherwise dispose of any of its assets other than the Distributable Assets outside the ordinary course of business; and

(c)	submit to the insolvency court a Qualifying Insolvency Plan pursuant to Sec. 218 InsO;

provided that:

(d)

Sono GmbH’s compliance with paragraphs (2) (a), (b) and (c) is (i) factually possible and legally permissible, and (ii) in the best interest of Sono GmbH’s estate creditors (Massegläubiger – Sec. 53 InsO), Sono GmbH’s creditors entitled to separate satisfaction (Absonderungsberechtigte – Sec. 49 et seq. InsO) and Sono GmbH’s insolvency creditors (Insolvenzgläubiger – Sec. 38 InsO); and

provided further that:

(e)

notwithstanding anything to the contrary in this Agreement, Sono GmbH shall – at any time – be entitled to sell, transfer, or otherwise dispose of – wholly or partially – all assets, rights, contracts and/or other positions of any kind exclusively belonging to Sono GmbH’s development of the solar-powered vehicle called “SION” (the “SION Project”, and such rights, contracts and/or other positions of any kind – the “SION Assets”) to any person (including, but not limited to, a trustee for Sono GmbH’s creditors). The SION Assets are (not necessarily conclusively) listed in Exhibit 3.2(e)-1. Sono GmbH (or, as the case may be, the trustee for Sono GmbH’s creditors) shall also be entitled to grant any acquirer of the SION Project unrestricted rights to use (e.g., licenses) any assets which do not qualify as SION Assets but which are necessary or useful to continue and/or further develop the SION Project on a non-exclusive basis, including (but not limited to) unrestricted non-exclusive licenses to the intellectual property rights (not necessarily conclusively) listed in Exhibit 3.2(e)-2 (the “Non-Exclusive IP Rights”); provided, however, that – under, or in connection with, such rights – Sono GmbH shall not incur any payment obligations (Zahlungsverbindlichkeiten) and/or assume any other obligation which would have a negative effect on the Going-Concern Budget.

§ 4

Conditions Precedent

(1)	The “Condition (20-F Filing)” shall be satisfied if Sono NV has filed the SEC Form 20-F Filing with the U.S. Securities and Exchange Commission.

(2)	The “Condition (Plan)” shall be satisfied if a Qualifying Insolvency Plan for Sono GmbH has become legally binding (rechtskräftig).

Sono Motors GmbH – Continuation Agreement	20 November 2023

(3)

The “Condition (6K Filing)” shall be satisfied (i) if Sono NV has filed the SEC Form 6K HY 2023 (as defined in Preamble (A) of the Restructuring Agreement) (in form unreviewed by an auditor) with the U.S. Securities and Exchange Commission or (ii) if Yorkville has waived the corresponding Condition (6K Filing) in the Restructuring Agreement in accordance with section 2.4 of the Restructuring Agreement.

(4)

The “Condition (Withdrawal)” shall be satisfied if Sono NV has withdrawn its petition to open insolvency proceedings regarding the assets of Sono NV dated 15 May 2023 and no other petition to open insolvency proceedings regarding the assets of Sono NV is pending, and all securing measures (Sicherungsmaßnahmen) taken by the local court of Munich, insolvency court, in its resolution dated 17 May 2023 (case number 1513 IN 1513/23) and afterwards have been removed.

(5)	The “Closing Condition” shall be satisfied if:

(a)	the Condition (20-F Filing) is satisfied; and

(b)	the Condition (Plan) is satisfied; and

(c)	the Condition (6K Filing) is satisfied; and

(d)	the Condition (Withdrawal) is satisfied.

Furthermore, the Closing Condition shall be deemed satisfied if the Closing Condition under the Restructuring Agreement has occurred.

(6)	(a)

Sono NV shall confirm to Sono GmbH in writing (e-mail with signed confirmation attached as PDF file sufficient) that the filing pursuant to paragraph (1) has been made without undue delay once the filing has been made.

(b)

Sono GmbH shall confirm to Sono NV in writing (e-mail with signed confirmation attached as PDF file sufficient) that a Qualifying Insolvency Plan for Sono GmbH has become legally binding (rechtskräftig) without undue delay once a Qualifying Insolvency Plan for GmbH has become legally binding (rechtskräftig).

(c)

Sono NV shall confirm to Sono GmbH in writing (e-mail with signed confirmation attached as PDF file sufficient) that the filing pursuant to paragraph (3) has been made without undue delay once the filing has been made.

(d)

Sono NV shall confirm to GmbH in writing (e-mail with signed confirmation attached as PDF file sufficient) that all actions pursuant to paragraph (4) have been taken without undue delay once all actions pursuant to paragraph (4) have been taken.

(7)

The Condition (20-F Filing), the Condition (Plan), the Condition (6K Filing) and/or the Condition (Withdrawal) shall be deemed satisfied if the Parties – with the consent of Yorkville – agree in writing (e-mail with signed declarations/consent attached as PDF file sufficient) that the Condition (Filing/Plan) and/or, respectively, the Condition (Withdrawal) have been satisfied.

Sono Motors GmbH – Continuation Agreement	20 November 2023

(8)	For the avoidance of doubt, the Parties shall not be obligated to satisfy any of the conditions set out in paragraphs (1), (2), (3), (4) and/or (5); provided, however, that:

(a)	Sono NV shall use reasonable efforts to file the SEC Form 20-F with the U.S. Securities and Exchange Commission in accordance with applicable law; and

(b)

Sono NV shall use reasonable efforts to file the SEC Form 6 K HY 2023 (as defined in Section 2.3 of the Restructuring Agreement) with the U.S. Securities and Exchange Commission in accordance with applicable law; and

(c)	Section 1 para. (3) and Section 3 shall not be affected.

§ 5

Termination

(1)	If by:

(a)

the end of 31 December 2023 (or by such other date the Parties mutually agree upon (e-mail with signed consent attached as PDF file sufficient)) the Condition (20-F Filing) has not been satisfied; and/or

(b)

the end of 31 December 2023 (or by such other date the Parties mutually agree upon (e-mail with signed consent attached as PDF file sufficient)) the Condition (6K Filing) has not been satisfied; and/or

(c)	end of 31 January 2024 (or by such other date the Parties mutually agree upon (e-mail with signed consent attached as PDF file sufficient)) the Closing Condition has not been satisfied;

each Party shall be entitled to terminate this Agreement with immediate effect.

(2)	Extraordinary termination rights of the Parties under mandatory statutory law remain unaffected.

(3)	A termination pursuant to paragraph (1) shall be possible at any time, as long as the reason for the termination is still existing. Sec. 350 BGB shall not apply.

(4)	A termination pursuant to paragraph (1) needs to be declared by the terminating Party to the respective other Party in writing (e-mail with signed termination notice attached as PDF file sufficient).

(5)	As a consequence of a termination pursuant to paragraph (1), this Agreement and all exhibits thereto shall no longer have any legal effect between the Parties; provided that:

(a)	Section 6 (costs), Section 7 para. (8) (choice of law; venue) and this Section 5 para. (5) (consequences of termination) shall survive the termination; and

Sono Motors GmbH – Continuation Agreement	20 November 2023

(b)	any damage claims of the Parties shall not be affected by the termination.

§ 6

Costs

(1)

Subject to paragraph (2), Sono NV shall bear all costs arising from, or in connection with, the preparation, execution and/or consummation of this Agreement, provided such costs have been taken into account in the NV Waterfall.

(2)

Each Party shall bear the costs of its own advisors in connection with the preparation, execution and/or consummation of this Agreement. All costs for the implementation and enforcement of the Qualifying Insolvency Plan pursuant to Section 2 para. (4) shall be borne by Sono GmbH.

§ 7

Final Provisions

(1)	“Closing Date” shall be the date on which the insolvency proceedings regarding the assets of Sono GmbH have been terminated pursuant to Sec. 258 InsO.

(2)

Any personal liability of the GmbH Custodian, the NV Custodian, the management of Sono NV and/or the management of Sono GmbH (including, in each case, of their respective representatives and advisors) under, or in connection with, this Agreement, in particular pursuant to Sec. 60, 61 InsO (including their analogous application), shall be excluded (genuine contract for the benefit of a third party pursuant to Sec. 328 BGB); this shall not apply in case of intent or fraudulent intent.

(3)	Rights and obligations under this Agreement may not be assigned or transferred – wholly or partially – without the prior written consent of the respective other Party.

(4)	Any set-off or retention right of Sono NV shall be excluded, unless the existence of such right is undisputed or confirmed by a final court decision.

(5)

Any payments to be made any Party under, or in connection with, this Agreement shall be made without any deductions. For a payment to be made in time, the irrevocable crediting of the respective recipient's account shall be decisive. In the event of default with payment (Zahlungsverzug) the default interest rate (Verzugszins) shall be 10 % p.a.

(6)

Unless otherwise explicitly provided for in this Agreement, any amendment or supplement to this Agreement must be made in writing to be effective unless a stricter form is required by law. This shall also apply to any deviation from this written form requirement.

Sono Motors GmbH – Continuation Agreement	20 November 2023

(7)

If any provision of this Agreement is invalid or unenforceable in whole or in part, the validity and enforceability of all other provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be replaced by the valid and enforceable provision which comes closest to the economic purpose pursued by the Parties. The same shall apply to any omissions in this contract.

(8)

This Agreement is subject to German law. The Vienna UN-Convention on Contracts for the International Sale of Goods (CISG) shall not apply. The place of jurisdiction for all disputes arising from or in connection with this Agreement shall be Munich; to the extent legally permissible, such place of jurisdiction shall be exclusive.

***

[Signature page follows.]

Sono Motors GmbH – Continuation Agreement	20 November 2023

Sono Motors GmbH:	Sono Group N.V.:

Munich, 20 November 2023	Munich, 20 November 2023

/s/ Torsten Kiedel____________________	/s/ Torsten Kiedel_____________________
Torsten Kiedel	Torsten Kiedel

/s/ Jona Christians____________________	/s/ Jona Christians____________________
Jona Christians	Jona Christians

/s/ Markus Volmer____________________	/s/ Markus Volmer_____________________
Markus Volmer	Markus Volmer

/s/ Dirk Schoene______________________	/s/ Christian Plail______________________
Generalhandlungsbevollmächtigter	Generalhandlungsbevollmächtigter

With the consent of	With the consent of
Custodian (GmbH):	Preliminary Custodian (NV):

Munich, 20 November 2023	Munich, 20 November 2023

/s/ Ivo-Meinert Willrodt_________________	/s/ Marlene Scheinert__________________
Ivo-Meinert Willrodt Custodian (Sachwalter)	Marlene Scheinert Preliminary Custodian (vorläufige Sachwalterin)

Sono Motors GmbH – Continuation Agreement	Exhibit P.4 (Restructuring Agreement)

Exhibit P.4

Restructuring Agreement

(attached)

[incorporated herein by reference to Exhibit 4.8 of the Company’s Annual Report on Form 20-F
for the year ended December 31, 2022]

Sono Motors GmbH – Continuation Agreement	Exhibit P.5 (Going-Concern Budget)

Exhibit P.5

Going-Concern Budget

(attached)

[OMITTED]

Sono Motors GmbH – Continuation Agreement	Exhibit P.7 (Commitment Letter)

Exhibit P.7

Shareholders Commitment Letter

(attached)

[incorporated herein by reference to Exhibit 4.11 of the Company’s Annual Report on Form 20-F
for the year ended December 31, 2022]

Sono Motors – Continuation Agreement	Exhibit 1.1 (Settlement Agreement)

Exhibit 1.1

Settlement Agreement

(attached)

[incorporated herein by reference to Exhibit 4.12 of the Company’s Annual Report on Form 20-F
for the year ended December 31, 2022]

Sono Motors – Continuation Agreement	Exhibit 1.2 (Back-to-Back LoC)

Exhibit 1.2

Back-to-Back LoC

(attached)

[incorporated herein by reference to Exhibit 4.13 of the Company’s Annual Report on Form 20-F
for the year ended December 31, 2022]

Sono Motors – Continuation Agreement	Exhibit 2.2(a) (Distributable Assets)

Exhibit 2.2(a)

Distributable Assets

(attached)

[OMITTED]

Sono Motors – Continuation Agreement	Exhibit 2.3 (Excluded Assets)

Exhibit 2.3(a)

Excluded Assets

(attached)

[OMITTED]

Sono Motors – Continuation Agreement	Exhibit 3.2(e)-1 (SION Assets)

Exhibit 3.2(e)-1

SION Assets

(attached)

[OMITTED]

Sono Motors – Continuation Agreement	Exhibit 3.2(e)-2 (Non-Exclusive IP Rights)

Exhibit 3.2(e)-2

Non-Exclusive IP Rights

(attached)

[OMITTED]